Exhibit 99.1

Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925.924.5742
email: mkourey@polycom.com

POLYCOM ANNOUNCES ANTICIPATED FIRST QUARTER RESULTS

PLEASANTON, California — April 2, 2003 — Polycom®, Inc. (NASDAQ: PLCM), the world’s leader in video, voice, data and web conferencing and collaboration solutions, today reported that it expects net revenues for the quarter ended March 31, 2003 to be in the range of  $92 million to $93 million, compared with net revenues of $132.3 million in the first quarter of 2002.  The Company expects pro forma net income in the first quarter of 2003 to be in the range of $0.00 to $0.01 per diluted share, compared to pro forma net income of $0.22 per diluted share in the first quarter of 2002. Pro forma net income per diluted share excludes acquisition related costs, amortization of purchased intangibles and unearned stock-based compensation, restructure costs, loss on strategic investments, income tax effect of the preceding adjustments, loss from discontinued operations, net of taxes, and gain from sale of discontinued operations, net of taxes. Including the effects of these pro forma items, the Company expects GAAP net loss in the first quarter of fiscal 2003 to be in the range of $(0.03) to $(0.04) per diluted share, compared with GAAP net income of $0.14 per diluted share for the comparable period last year.

The reconciliation of the anticipated range of diluted net loss per share to the anticipated range of pro forma diluted net income per share for the three months ended March 31, 2003 and the diluted net income per share to the pro forma diluted net income per share for the three months ended March 31, 2002 is set forth at the end of this press release.

These preliminary results are based on management’s initial analysis of operating results.  The Company will announce its final results for the quarter as planned after market close on April 16, 2003. Prior year revenue and pro forma net income per diluted share figures have been revised to reflect the effect of discontinued operations associated with the sale of the network access product line.

Polycom will hold a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its preliminary first quarter results.  Robert Hagerty, president and CEO, and Michael Kourey, chief financial officer will host the conference.  You may participate by viewing the webcast at www.polycom.com or, for callers in the U.S. and Canada, call 800.633.8494; and for callers outside of the U.S. and Canada, call 212.346.6458.  The pass code for the live call is “Polycom”.  A replay of the call will also be available through April 9, 2003 at www.polycom.com or, for callers in the U.S. and Canada, at 800.633.8284; and for callers outside of the U.S. and Canada, at 402.977.9140.  The access number for the replay is 21138721.

About Polycom

Polycom, Inc. develops, manufactures and markets a full range of high-quality, easy-to-use and affordable voice and video communication endpoints, video management software, web collaboration software, multi-network gateways, and multi-point conferencing solutions. Its fully integrated end-to-end solution, The Polycom Office™, is supported by the Polycom Accelerated Communications Architecture, and enables business users to immediately realize the benefits of integrated video, voice, data and web collaboration over rapidly growing converged networks.  For additional information call 1-800-POLYCOM (765-9266) or +1-408-526-9000, or visit the Polycom website at www.polycom.com.

This release contains forward-looking statements about our expected net revenues and earnings for the first quarter of fiscal 2003.  These statements are subject to many risks and uncertainties, including potential discrepancies between management’s initial and complete analyses of operating results for the first quarter of fiscal 2003 and the final analyses of results to be announced on April 16, 2003.  Further risks are detailed from time to time in Polycom’s SEC reports, including its form 10-K for 2003, filed March 18, 2003 and the company’s subsequent form 10-Q filings.

Polycom and the Polycom logo design are registered trademarks and the Polycom Office is a trademark of Polycom, Inc. in the U.S. and various countries.

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POLYCOM, INC.
Reconciliation of diluted net income (loss) per share to
pro forma diluted net income per share
(Unaudited)

	Three months ended
	March 31, 2003		March 31, 2002
	Low end of range	High end of range
Diluted net income (loss) per share	$(0.04)	$(0.03)	$0.14
Acquisition related costs	—	—	0.01
Amortization of purchased intangibles and unearned stock-based compensation	0.04	0.04	0.04
Restructure costs	0.01	0.01	—
Loss on strategic investments	—	—	0.01
Income tax effect of above adjustments	(0.02)	(0.02)	(0.01)
Loss from discontinued operations, net of taxes	0.01	0.01	0.03
Gain from sale of discontinued operations, net of taxes	—	—	—
Pro forma diluted net income per share	$0.00	$0.01	$0.22

Use of Pro Forma Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, Polycom uses pro forma measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Polycom's underlying operational results and trends and our marketplace performance. For example, the pro forma results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted pro forma results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.